Agassi Sports Entertainment Announces Plans to Launch World Series of Pickleball

TEAM Marketing Expected to Lead Event Operations for Las Vegas Based Global Championship

LAS VEGAS, Feb. 17, 2026 /PRNewswire/ – Agassi Sports Entertainment Corp. (OTC PINK: AASP) (“ASE” or the “Company”), a sports entertainment and innovation company focused on racquet sports, today announced plans to launch the World Series of Pickleball , which is intended to be a new championship property owned and developed by the Company, together with TEAM Marketing AG (“TEAM”), a Switzerland-based global leader in the development, sales and delivery of world-class sports events.

This initiative builds upon the Company’s June 2025 acquisition of the trademark and all rights associated with the name “World Series of Pickleball,” securing long-term ownership of the brand and establishing a foundation for the creation of what the Company hopes will become a scalable sports property headquartered in Las Vegas.

TEAM is widely recognized for helping build and commercialize the UEFA Champions League, the premier annual European club soccer competition and one of the most commercially successful sports properties in the world. Through its involvement in shaping the Champions League’s commercial model and global presentation, TEAM brings more than three decades of experience in event architecture, sponsorship strategy, media integration, and international brand development.

The World Series of Pickleball is planned to be headquartered and launched in Las Vegas, Nevada, reflecting the city’s position as a destination for premier sporting and entertainment events. In the spirit of iconic championship formats that combine competition with spectacle, the World Series of Pickleball is expected to feature a marquee open, a team-based championship week welcoming players of all skill levels from around the world, with substantial prize purses and global celebrity participants, including involvement from Andre Agassi, alongside everyday competitors and professionals who choose to enter. The event is expected to bring together competitors from across the globe, supported by premium production, hospitality programming, and integrated media distribution which will be designed to deliver a world-class experience for fans and partners.

“Pickleball is ready for a championship platform that combines competition, entertainment, and world-class production,” said ASE CEO Ronald Boreta. “Launching the World Series of Pickleball from Las Vegas reflects our vision of building a property with durable relevance and long-term commercial potential. We believe that working with TEAM makes a great deal of sense for us. They helped take the UEFA Champions  League from its early format to one of the most recognized and commercially successful competitions in sport. That track record gives us confidence in their ability to help us build this planned event into a cornerstone event for players, fans, and brand partners, while creating an inclusive platform where competitors from around the world can participate.”

“Agassi Sports Entertainment has a bold vision for the future of racquet sports, one that aligns strongly with TEAM’s ambition to lead the evolution of sport,” said Simon Crouch, CEO TEAM Marketing. “It’s an honor to join forces with such an iconic name in racquet sports and a world-class team at Agassi Sports Entertainment. Through the World Series of Pickleball, we look forward to helping build a championship platform that truly resonates with fans, partners and the wider sports industry.”

“Pickleball has become a meaningful part of my life as a player, a fan, and someone who genuinely enjoys the sport,” said Andre Agassi, who is a significant shareholder of Agassi Sports Entertainment. “I see how accessible it is, how competitive it can be, and how quickly the community around it is growing.  The World Series of Pickleball will be about giving that community a global stage, where anyone who steps onto the court has the opportunity to compete and win.”

The Company intends for the World Series of Pickleball to serve as a long-term commercial platform encompassing sponsorship, media rights, ticketing, hospitality, and strategic brand partnerships, and the Company is currently pursuing relationships with leading hospitality and media organizations to support distribution, audience growth, and sustained commercial expansion.

To learn more about Agassi Sports Entertainment and its portfolio of racquet sports initiatives, visit agassisports.com.

About Agassi Sports Entertainment Corp.

Agassi Sports Entertainment Corp. (OTC PINK: AASP) is a sports entertainment, content, media, and technology company focused on developing products, platforms, and experiences across racquet sports. The Company seeks to collaborate with leading global brands and iconic athletes to grow participation, engagement, and long-term shareholder value.

Forward-Looking Statements

This press release includes “forward-looking statements”, including information about Agassi Sports Entertainment’s future expectations, plans and prospects. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. Factors that could cause actual results to differ materially include, without limitation: (a) the timing, cost, funding availability, anticipated benefits, and implementation of the Company’s planned digital platform and World Series of Pickleball event; (b) the Company’s ability to raise sufficient capital, including to satisfy obligations to third-party service providers, the terms on which such funding may be available, and potential dilution resulting therefrom; (c) intense competition in the court sports industry and the Company’s ability to compete effectively; (d) the Company’s limited operating history and lack of significant revenues to date, and the risk that it may not achieve profitability or successfully execute its business plan, including, but not limited to in connection with the planned World Series of Pickleball event; (e) the Company’s dependence on its management team and the absence of employment agreements with key personnel; (f) the Company’s reliance on the continued involvement, reputation, and brand recognition of Andre Agassi; (g) the Company’s planned concentration in the pickleball and padel industries; (h) adverse economic conditions, including inflation and reduced consumer discretionary spending, which could negatively affect demand, operating results, financial condition, cash flows, and the Company’s ability to raise capital; and (i) claims or liabilities arising from the construction or operation of the Company’s planned facilities or the use of its future premises, equipment, or services. Additional risks are described in the Company’s filings with the Securities and Exchange Commission, including its periodic reports, which are available at www.sec.gov. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, except as required by law.

Contact

Ron Boreta, Chief Executive Officer

Agassi Sports Entertainment Corp.

Email: ron@agassisports.com

About TEAM Marketing

Beyond a full-service sports marketing agency, TEAM is a trusted advisor. For more than 30 years, TEAM helped shape one of sport’s greatest success stories: building the UEFA Champions League’s commercial model and creating one of the most iconic and valuable brands in sport. Today, we bring that same DNA to the global sports industry and apply it to help shape the next era of sport. Together, we are leading the evolution of sport.

press@team.ch